Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lockheed Martin Corporation Hourly Savings Plan Plus of our reports (a) dated January 27, 2004, with respect to the consolidated financial statements of Lockheed Martin Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003 and (b) dated June 19, 2003 with respect to the financial statements and schedule of the Lockheed Martin Corporation Hourly Savings Plan Plus and the Lockheed Martin Corporation Defined Contribution Plans Master Trust included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

March 12, 2004